UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2012

Net Element International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34887	98-0668024
(State or other jurisdiction of incorporation)	(Commission (File Number)	(I.R.S. Employer Identification No.)

1450 S. Miami Avenue, Miami, FL	33130
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (787) 993-9650

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 16, 2012, Net Element International, Inc. (the "Company") entered into a Separation Agreement and General Release (the "Separation Agreement") with Richard Lappenbusch. Pursuant to the Separation Agreement, the Company and Mr. Lappenbusch acknowledged that Mr. Lappenbusch's position with the Company has been eliminated and that his employment terminated effective November 16, 2012. Mr. Lappenbusch was Executive Vice President and Chief Strategy Officer of the Company from October 2, 2012 until November 16, 2012, and was Executive Vice President and Chief Strategy Officer of the Company's predecessor, Net Element, Inc., from June 6, 2012 until October 2, 2012, and President and Chief Operating Officer of Net Element, Inc. from February 15, 2011 until June 6, 2012. Pursuant to the Separation Agreement, in full satisfaction of all other compensation otherwise owed to Mr. Lappenbusch, the Company paid to Mr. Lappenbusch as severance $99,284.20, less customary payroll deductions. In exchange for the consideration set forth in the Severance Agreement, Mr. Lappenbusch agreed to unconditionally release the Company and its affiliates, subsidiaries and other specified persons from all liabilities up until the date of execution of the Separation Agreement with respect to his employment or the termination of his employment.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Separation Agreement and General Release, dated November 16, 2012, between Net Element International, Inc. and Richard Lappenbusch

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET ELEMENT INTERNATIONAL, INC.

Date: November 23, 2012	By:	/s/ Jonathan New
	Name:	Jonathan New
	Title:	Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description
10.1	Separation Agreement and General Release, dated November 16, 2012, between Net Element International, Inc. and Richard Lappenbusch